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                                  Exhibit 17.1

             Letter on Director Resignation from Bonnie L. Richards


                                 Bonnie Richards
                                 4791 Parma Lane
                             Agoura Hills, CA 91301




September 23, 1997

Wellington A. Ewen
President, Chief Financial Officer
SeQuester Holdings, Incorporated
2835 Townsgate Road, Suite 110
Westlake Village, CA  91361

Dear Mr. Ewen:

         I hereby resign as Vice President, Secretary and Director of SeQuester Holdings, Incorporated and SeQuester Incorporated. Please accept this letter as 30 days notice as required by my employment contract.

                                            Very truly yours,

                                            /s/ Bonnie L. Richards

                                            Bonnie L. Richards

cc: Stephen R. Miller, M.D. - Director
    Clark M. Holcomb